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                          DESIGNS, INC.
           (Name of Registrant as Specified in its Charter)


                     JEWELCOR MANAGEMENT, INC.
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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FOR IMMEDIATE RELEASE
Contact:    James R. Verano    (570) 822-6277, ext. 15
            John J. Schultz    (207) 397-3391


     Prominent Retailer to Head Designs, Inc. if New Board is Elected


WILKES-BARRE, Pa., Sept. 27, 1999... Jewelcor Management, Inc. ("JMI"), a 9.9% shareholder of Designs, Inc. (Nasdaq: DESI) ("Designs"), stated today that one of its nominees for the Board of Directors, John J. Schultz, has agreed to become the acting Chief Executive Officer if JMI's slate of directors is elected by Designs' shareholders. Mr. Schultz is a nationally known and highly respected retailer, who previously served as Executive Vice President and General Merchandise Manager for Bloomingdale's Department Stores and Sanger Harris Department Stores, both are divisions of Federated Department Stores. Mr. Schultz was also the President and CEO of B. Altman and Company, and has served as President of the National Retail Federation, the world's leading retail trade association.

  During his retail career, Mr. Schultz has had a 25 year relationship with Levi Strauss & Co., and has been well known by its senior management. Mr. Schultz stated, "Levi Strauss is no doubt the preeminent apparel line in the world, and I am very excited about the potential of this business. If JMI's slate of directors is elected, I would be happy to take over as acting CEO, and assist in recruiting the best qualified talent available to attempt to get the company back on track and regain its former profitability. The factory outlet business is a very viable form of retailing that offers great value to its customers and performs a vital service to manufacturers."

  Mr. Schultz also stated, "The composition of JMI's slate of nominees offers broad experience for a company in the retail industry, which could most certainly assist in turning this company around. I know of the outstanding reputations of Joseph Pennacchio, former President of Jordan Marsh and of Jeremiah Murphy, who was previously a Regional Vice President of Neiman Marcus, and is currently the President of the Harvard Coop, a 117 year old member based retail business serving the needs of Ivy League students.

  "I am puzzled by the tens of millions of dollars the company has lost from store closings and payments to landlords. This is in contrast to my experience, which has been to profit from valuable leases by assigning or subletting them, or getting the landlord to "buy back" the lease. There is an old saying in the retail business that one of the most important ingredients is location. The real estate expertise of Robert Patron, also a nominee, who has owned 65 shopping centers, would be extremely important in the negotiation of lease terms, in respect to both new leases and extricating themselves from old ones. Furthermore, it should be easy to efficiently liquidate inventory at cost or better and raise a substantial amount of cash in connection with any store closing."

  JMI's slate of distinguished nominees have already had serious discussions with three extremely well qualified CEO candidates who have many years of experience with Levi Strauss/Dockers brands, as well as experience in retail factory outlet stores. Jack Schultz will be in charge of the search team's activities in recruiting a new CEO. Mr. Schultz also stated, "should JMI's slate be elected as directors, we will do all that is necessary to have Levi Strauss' approval before making a final decision regarding the candidate."